Exhibit 99.1

1075 South Boulder Road, Suite 205 Louisville, Colorado 80027 Tel: 303-665-4200 Fax: 303-665-5955 www.ctaintegrated.com

FOR IMMEDIATE RELEASE:  November 11, 2008

CONTACT:	Jacobs Entertainment, Inc.
Stephen R. Roark, President
303-215-5201

Jacobs Entertainment, Inc. Reports Third Quarter and Nine Month Results

Golden, Colorado – Jacobs Entertainment, Inc. (“JEI”), an owner and operator of multiple gaming properties, today announced unaudited financial results for its third quarter and nine-month period ended September 30, 2008.

Net revenues for the third quarter of 2008 were $95.6 million compared to $90.7 million for the third quarter of the previous year. Net loss for the third quarter of 2008 was $902 thousand compared to net income of $1.1 million for the third quarter of the previous year.

Net revenues for the nine-month period ended September 30, 2008 were $281.1 million compared to $267.0 million for the nine-month period ended September 30, 2007.  Net loss for the nine-month period ended September 30, 2008 was $1.2 million compared to net income of $6.1 million for the same period of the previous year.

JEI will host a conference call to discuss its operating results for the third quarter and nine-month period ended September 30, 2008. The conference call will be held at 3:00 p.m. Eastern Time on Wednesday, November 12, 2008, and will be hosted by Stephen R. Roark, President of JEI, and Ian M. Stewart, President of Pari-Mutuel Wagering Operations, along with other members of the JEI management team.

To participate in the JEI conference call on Wednesday, November 12, 2008, at 3:00 p.m. Eastern Time, please dial 866-550-6338 and give confirmation code: 7133534. Please call 5-7 minutes before the call is to begin.

If you are unable to join the JEI conference call, you may access a replay of the call starting at 6:00 p.m. Eastern Time on Wednesday, November 12, 2008. To access the replay, please dial 888-203-1112 and reference the confirmation code: 7133534. The replay will continue until Midnight Eastern Time on Wednesday, November 19, 2008.

Based in Golden, CO, Jacobs Entertainment is the owner and operator of The Lodge Casino at Black Hawk and the Gilpin Casino, both located in Black Hawk, Colorado; the Gold Dust West-Reno Casino in Reno, Nevada; the Gold Dust West-Carson City Casino in Carson City, Nevada; the Gold Dust West-Elko Casino in Elko, Nevada (the casino properties); Colonial Downs Racetrack in Virginia and nine related off-track wagering facilities located in Virginia; and 18 truck plaza video gaming facilities located in Louisiana with a share in the gaming revenues of an additional truck plaza located in Louisiana.

Our business and financial performance are subject to a number of risks and uncertainties that might adversely affect our operating results in the future in a material way, such as the intensity of competition, our ability to meet debt obligations, regulatory compliance, taxation levels, effects of national and regional economic and market conditions, labor and marketing costs, success of our diversification plan and the successful integration of our operations.

JACOBS ENTERTAINMENT, INC.

FINANCIAL HIGHLIGHTS (unaudited)

(dollars in thousands)

SELECTED INCOME STATEMENT DATA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues:
Total revenues	$104,090	$98,808	$306,889	$290,134
Promotional allowances	(8,449)	(8,103)	(25,740)	(23,150)
Net revenues	95,641	90,705	281,149	266,984

Costs and expenses	(89,725)	(82,631)	(261,876)	(239,857)

Operating income	5,916	8,074	19,273	27,127
Interest expense, net	(6,818)	(6,964)	(20,520)	(20,985)
Net (loss) income	$(902)	$1,110	$(1,247)	$6,142

SELECTED BALANCE SHEET DATA

	September 30,	December 31,
	2008	2007

Total assets	$363,124	$355,915
Total liabilities	$336,507	$327,490
Stockholder’s equity	$26,617	$28,425

(more)

EBITDA represents earnings before interest, income taxes, depreciation and amortization and is a non-GAAP financial measure that management believes is useful because it allows holders of our debt and management to evaluate and compare the Company’s operating results from continuing operations from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures.  Adjusted EBITDA represents EBITDA plus expenses that we do not consider representative of our ongoing operations and that could result in comparison distortions. Management internally evaluates the performance of its segments using EBITDA and Adjusted EBITDA measures as do most analysts following the gaming industry.  EBITDA is also a key component of certain financial covenants in the Company’s debt agreements.  This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as net income (loss), nor should it be considered as an indicator of our overall financial performance.  Our calculation of EBITDA and Adjusted EBITDA may be different from the calculation used by other companies and comparability may be limited.

EBITDA AND ADJUSTED EBITDA RECONCILIATION

(dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net (loss) income as reported above	$(902)	$1,110	$(1,247)	$6,142
Add:
Interest expense, net	6,818	6,964	20,520	20,985
Depreciation and amortization	4,978	4,585	14,826	13,167
EBITDA	$10,894	$12,659	$34,099	$40,294
Impairment of equity securities			4,063
Goodwill impairment	199		199
Colorado Constitutional amendment costs	874		1,080
Adjusted EBITDA	$11,967	$12,659	$39,441	$40,294

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